Exhibit 3.4

ARTICLES OF CHARTER SURRENDER

(SD)

For the Domestication of

Daktronics, Inc., a South Dakota corporation

to

Daktronics, Inc., a Delaware corporation

Pursuant to the provisions of South Dakota Codified Laws §§ 47-1A-923 and 47-1A-922.1, the undersigned corporation hereby delivers the following Articles of Charter Surrender with respect to its domestication from a South Dakota corporation to a Delaware corporation:

FIRST: The name of the corporation is DAKTRONICS, INC.

SECOND: These Articles of Charter Surrender are being filed in connection with the domestication of the corporation in a foreign jurisdiction.

THIRD: The domestication was duly approved by the shareholders in the manner required by South Dakota Codified Laws Chapter 47-1A and the corporation’s articles of incorporation.

FOURTH: The corporation’s new jurisdiction of incorporation is the State of Delaware.

These Articles of Charter Surrender are to become effective as of April 17, 2025.

Daktronics, Inc.

By:	/s/ Brad Wiemann
Name:	Brad Wiemann
Title:	Interim President & Chief Executive Officer